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                                 [LETTERHEAD]

October 24, 1995

Frederick E. Meiser
100 Happy Trail
San Antonio, Texas 78231

Dear Rick:

This letter confirms our offer to you as Vice Chairman, Lechmere. Until his retirement on or before April 1, 1996, you will be reporting to Dick Bergel. After Dick's retirement, you will become the Chairman and CEO, Lechmere and you will report to the Chairman, Montgomery Ward Retail, who currently is Bernie Brennan. Your compensation plan will include the following:

   1) Base salary of $400,000 annually, paid semi-monthly.

   2) Target bonus on the Performance Management Plan of $200,000. Based upon the achievement of specific objectives for the year, you have the opportunity to earn up to 150% of your target bonus. For 1995, your bonus will be guaranteed at $100,000.

   3) Participation in the Montgomery Ward Long Term Incentive Plan. For the 1994-1996 cycle, you will participate at 100% of the normal award, with a target of $80,000. Thereafter, you will continue to participate at the full award level, which has a target level of 20% of your average base pay.

   4) You will receive a hiring bonus of $50,000 grossed up for federal and state income taxes only at 31% and 5.5% respectively within 30 days of employment to handle miscellaneous expenses of your move.

   5) You will participate in the senior officer perquisites, including: financial counseling, tax assistance, executive medical, and annual physical examination.

   6) Montgomery Ward will provide you with a full relocation plan, including movement of household goods, househunting trips, and home purchase at 100% of appraised value. In addition, Montgomery Ward will pay your closing costs on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Boston area for the first four months (or until relocation if sooner) will be paid by Montgomery Ward.

Frederick E. Meiser
October 24, 1995
Page Two

   7) The Board Stock Ownership Committee will be asked to grant you a stock option for 100,000 shares of Montgomery Ward Holding stock at the fair value of $24.50 as of the date of acceptance of this offer. These options will vest as follows:

                              50,000 November 1, 1996
                              50,000 November 1, 1997

      All stock options in point 7 are subject to the terms and conditions of both the Montgomery Ward Stock Option Plan and the Stockholders Agreement. (A copy of the current Prospectus is included.) Your acceptance of this letter shall be deemed a joinder in, and your agreement to be bound by such Stockholders Agreement.

   8) If Montgomery Ward initiates a separation of your employment for any reason other than "Cause" as defined below, you will receive:

       A) The higher of either your base pay through November 1, 1997 or the Senior Officer Severance Plan of one year's base salary. (See attached plan.)

       B) The continuation of the vesting of your stock options through November 1, 1997.

      "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the Company, or (iii) your conviction of any kind of felony or any misdemeanor involving morale turpitude. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

      If you are not made C.E.O. Lechmere on or before April 1, 1996, you may elect (within 30 days thereafter) to treat your employment as separated without "Cause" as outlined above.

Frederick E. Meiser
October 24, 1995
Page Three

      If you voluntarily leave Montgomery Ward, or are separated for "Cause", you will receive no severance payments, nor will your stock or stock options (as the case may be) continue to vest beyond your separation date.


I am happy that you are joining Lechmere. If you are in agreement with this letter, please sign below and return it to me. I am certain that your management ability can help move Lechmere to the premier position in the Industry.

Sincerely,

/s/ Robert A. Kasenter
---------------------------
Robert A. Kasenter

cc: Bernie Brennan


                                         /s/ Frederick E. Meiser
                                         ----------------------------------
                                         Frederick E. Meiser

                                         10/26/95
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                                         Date